Exhibit 99

NEWS

P.O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:

TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock	Valerie Smith - Media	Adam Carte - Investors
(516) 933-3105	(817) 737-1360	(817) 377-5541
email:tbabcock@tnpe.com	email:vsmith@tnpe.com	email :acarte@tnpe.com

TNP ENTERPRISES REPORTS SECOND QUARTER LOSS RESULTING
FROM STRANDED COST DECISION IN TEXAS

        FORT WORTH, Texas — August 6, 2004 — TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $ 97.0 million for the quarter ended June 30, 2004, which represents a $90.5 million decrease as compared with a loss of $6.5 million for the comparable period in 2003. The $90.5 million decrease was driven by a $97.8 million extraordinary loss for disallowed stranded costs resulting from a PUCT order in the stranded cost true-up proceeding. Excluding the extraordinary loss, TNP had a $7.4 million improvement in earnings when compared to the second quarter of 2003.

        TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended June 30, 2004, and June 30, 2003:

TNP ENTERPRISES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in Thousands)

	2004			2003
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Operating Revenues	$ 65,069	$136,285	$ 177,504	$ 67,761	$ 184,126	$ 223,525

Income (Loss) Applicable to
Common Stock before
Extraordinary Loss	$ 5,600	$ 9,031	$ 823	$ 8,832	$ (2,882)	$ (6,533)

Income (Loss) Applicable to
Common Stock	$ (92,236)	$ 9,031	$ (97,013)	$ 8,832	$ (2,882)	$ (6,533)

EBITDA *	$ 22,748	$ 14,170	$ 34,805	$ 29,648	$ (3,910)	$ 24,120

Cash Flow from (used in)
Operations	$ 13,267	$ 1,827	$ 3,192	$ 12,512	$(20,041)	$(16,544)

Debt Outstanding as of June 30
(including preferred stock)	$ 415,421	$ -0-	$ 976,569	$423,477	$ 7,000	$ 927,093

Cash and Cash Equivalents as
of June 30	$ 42,476	$ 54,807	$ 102,086	$ 41,949	$ 1,884	$ 49,821

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*	EBITDA is an acronym for earnings before interest, taxes, depreciation, and amortization. EBITDA also excludes extraordinary items and clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating financial results.

TNP’s Results

        Excluding the extraordinary loss, TNP had a $7.4 million improvement in earnings when compared to the second quarter of 2003. The $7.4 million increase was driven by a $11.9 million improvement in First Choice earnings. The First Choice increase resulted primarily from:

•	increased gross profits of $11.1 million ($6.9 million after taxes) resulting from lower 2004 purchased power expenses compared to 2003, which was driven by higher natural gas prices, and;
•	increased gross profits from competitive customers of $8.1 million ($5.0 million after taxes) due to increases in competitive customer rates.

Excluding the extraordinary loss, TNMP had a income applicable to common of $5.6 million for the quarter ended June 30, 2004, which represents a $3.2 million decrease in earnings as compared with earnings of $8.8 million for the same period in 2003. The decrease is primarily attributable to lower gross margins of $5.7 million due to lower weather related sales of $1.9 million ($1.2 million after taxes), higher transmission expenses billed from other utilities within ERCOT of $1.8 million ($1.1 million after taxes) and the timing of pole rental revenue billings of $1.2 million ($0.7 million after taxes) which occurred in the first quarter of 2004 versus the second quarter of 2003.

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EBITDA

        EBITDA for TNP was $34.8 million for the quarter ended June 30, 2004, which is $10.7 million higher as compared to the same period in 2003. The $10.7 million increase is primarily due to the First Choice and TNMP variances described above. Detailed below is a reconciliation of TNMP, First Choice and TNP consolidated Net Income to EBITDA for the quarters ended June 30, 2004, and June 30, 2003:

Reconciliation of TNP Enterprises & Subsidiaries
Consolidated Net Income (Loss) to EBITDA
(Dollars in Millions)

	2004			2003
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Income (Loss) Applicable to Com	$(92.2)	$ 9.0	$(97.0)	$ 8.8	$(2.9)	$(6.5)
Reconciling Items:
Extraordinary item	97.8	—	97.8	—	—	—
Interest charges & preferred	7.0	0.1	23.0	8.8	0.3	23.8
Income taxes	2.7	5.0	3.6	4.9	(1.8)	(0.8)
Depreciation, amortization	7.4	0.1	7.4	7.1	0.1	7.2
Clawback accrual	—	—	—	—	0.4	0.4

EBITDA	$ 22.7	$14.2	$ 34.8	$29.6	$(3.9)	$ 24.1

Cash Flow from Operations

        TNP’s consolidated cash flow provided by operations was $3.2 million in the second quarter of 2004, which represents an increase of $19.7 million, as compared to cash flow used in operations of $16.5 million for the same period last year. The increase is driven by a $13.1 million reduction in cash paid to suppliers due to lower non-bypassable costs resulting from lower sales and from lower O&M costs. Additionally, cash flow from sales, net of purchased power costs increased by $4.3 million due primarily to lower purchased power costs and increased customer rates.

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Changes in Cash and Debt Balances

        TNP and First Choice financing activities in the third quarter of 2003 and increased cash flow from operations have resulted in a higher consolidated balance of cash at June 30, 2004, when compared to June 30, 2003. The balance of consolidated cash increased by $52.3 million, while consolidated debt, excluding preferred stock, increased $25.8 million. Since the merger in April 2000, TNP has reduced its consolidated debt balance, excluding preferred stock, by a total of $94.5 million.

First Choice Customer Retention and Acquisitions

        When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At June 30, 2004, First Choice served approximately 170,000, or 87 percent, of those customers. Additionally, First Choice serves approximately 55,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the second half of 2001. With a total of approximately 225,000 customers at June 30, 2004, First Choice increased overall customers served since January 2002 by 30,000, or 15 percent.

EBITDA Guidance for 2004

        Based on current expectations, management projects consolidated EBITDA will range between $155 million and $165 million for 2004.

Acquisition Agreement

        On July 25, 2004, TNP and PNM Resources, Inc. jointly announced that an agreement had been reached for PNM Resources to acquire TNP. SW Acquisition, L.P., the sole holder of TNP common stock agreed to sell all of its outstanding common stock to PNM Resources, Inc. for approximately $189 million comprised of equal amounts of PNM Resources common stock and cash. PNM Resources will also assume approximately $835 million of TNP net debt and senior redeemable cumulative preferred stock.

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        Additional information on 2004 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

        On Tuesday, August 10, 2004, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time), company officials will hold a conference call to review the first quarter 2004 results. The conference call can be accessed by dialing 1-888-532-2243. A taped playback of the call will be available until August 17, 2004, by calling 1-800-252-6030 and entering access code 25463666.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: the outcome of any appeals of the PUCT order in the stranded cost true-up proceeding; the results of any future regulatory proceedings including the inclusion of the clawback liability in a rate adjustment proceeding; the outcome of efforts to re-establish the New Mexico fuel and purchased power cost adjustment clause; the payment of dividends by TNMP, First Choice or FCPSP; our ability to adapt to open market competition; the ability of First Choice to attract and retain customers as competition moves forward; changes in First Choice purchased power costs resulting from the ERCOT settlement process; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; insurance coverage available for claims made in litigation; risks and uncertainties relating to the receipt of regulatory approvals of the proposed acquisition of TNP by PNM Resources, Inc. (the “PNM Transaction”) the risks that the businesses will not be integrated successfully, the risk that the benefits of the PNM Transaction will not be fully realized or will take longer to realize than expected, the risk that TNP debt and preferred retirements will not occur as expected, disruption from the PNM Transaction making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed transaction, interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings and the performance of state, regional and national economies; general business and economic conditions, price fluctuations in the electric power and natural gas markets; collections experience; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.

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